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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       Chief Executive
Officer
SEATTLE, WA 98121                       (509) 467-6949
(206) 448-1996
NEWS RELEASE
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     UNITED SECURITY BANCORPORATION ACQUIRES THE WHEATLAND
BANK
              WITH FIVE-BRANCHES AND $69 MILLION IN ASSETS

  SPOKANE, WA--MAY 16,1997--United Security Bancorporation (NASDAQ:USBN) today announced it has reached definitive agreement to acquire The Wheatland Bank. Wheatland will retain its own name and join United Security Bank and Home Security Bank as the Bancorporation's third banking subsidiary.
  The investors in The Wheatland Bank will receive approximately 2.5 shares of United Security Bancorporation common stock for each one of Wheatland shares. Total consideration paid will be approximately $12.5 million. The 343,414 shares of Wheatland are closely held and do not trade on an exchange. The merger/acquisition, which has been approved by the boards of directors of each company, will be accounted for as a pooling of interests. It is expected to be completed in the third quarter of 1997, subject to regulatory approval.
  The Wheatland acquisition, combined with the acquisition of five branches in central and eastern Washington from Wells Fargo (NYSE:WFC) that was announced in March, will effectively double the number of USBN's bank branch locations. USBN currently has a total of ten branch offices. After both acquisitions, it will have 20.
  The Wheatland Bank had total assets of approximately $69 million at March 31, 1997, deposits of $61.8 million, and loans of $45.4 million. At March 31, USBN had total assets of $235.4 million, total deposits of $201 million, and loans of $175.4 million. Wheatland focuses on agricultural-based lending, with some emphasis on real estate and commercial loans. United Security Bancorporation's loan program has a similar focus.
  "Acquiring Wheatland is a key element in our growth in central and eastern Washington's thriving communities," said William C. Dashiell, President and Chief Executive Officer. "We have known management for years and are excited about bringing their operations under the United Security Bancorporation banner. We anticipate this acquisition can achieve several areas of improvement, simply due to the benefits of United Security's size and current market area. Some of the benefits we anticipate include improved efficiency of our operating systems and loan growth while maintaining costs and quality. We are confident these benefits can be accomplished while maintaining the high quality service for which both organizations are known."
  Headquartered in Davenport, Washington, The Wheatland Bank has full service branches in Davenport, Odessa, Ritzville and Wilbur, and a supermarket branch in Cheney. All are communities west and south of Spokane, in the heart of Washington's vast winter wheat-growing region.
  Founded in 1979, state-chartered Wheatland had total equity of $6.3 million at December 31, 1996. Wheatland's return on average assets was .92% and its return on average equity was 9.53% for 1996.
  "Dick Ludeman, Wheatland's President and CEO, and his excellent staff will bring extensive experience to our organization and will play an integral part in helping expand our strong franchise in this region," Dashiell noted.
  "We examined several alternatives for Wheatland's future and kept coming back to United Security," stated Roger Underwood, Chairman of The Wheatland Bank. "We know United Security's board and management well and believe our two organizations will form an effective combination. We both are local institutions dedicated to customer service, community businesses, consumer banking and community involvement. I am confident our employees and customers will feel very comfortable in joining United Security."
  "Wheatland's branches are located in our primary target areas," Dashiell noted. "This acquisition is another step in our ongoing process of bringing USBN's `simply better' banking to Eastern Washington communities. We are excited about the opportunity to expand our operations into these locations, and with these people. United Security has been very successful in achieving operating efficiencies, and we look forward to applying this experience to these new locations."
  United Security Bancorporation is a multi-bank holding company that currently owns two banks with banking facilities in ten eastern Washington communities. At March 31, 1997, USBN shareholder equity was $28.9 million and tangible book value per share was $7.83. Return on average assets was 1.71% and return on average equity was 13.90%.
  The United Security Bank subsidiary serves customers in northeast Washington through seven offices in Spokane, the Spokane Valley, Northpointe, Chewelah, Kettle Falls, Ione and Colville. Home Security Bank's branch offices are located in Yakima, Sunnyside and Prosser.
  The previously-announced Wells Fargo acquisitions include:
Home Security Bank's purchase of Wells Fargo branches in Mabton, Naches, and Walla Walla; and United Security Bank's purchase of its branches in Davenport and Moses Lake. These transactions are expected to be completed in July, subject to regulatory approval.
  In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company. USBN closed at 12 7/8 in trading on the NASDAQ National Market System today.

NOTE:  Transmitted on PR Newswire at 10:04 a.m. PDT, May 16,
1997.